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As filed with the Securities and Exchange Commission on March 31, 2003
Registration No. 333-103227

SECURITIES AND EXCHANGE COMMISSION WASHINGTON, D.C. 20549

AMENDMENT NO. 1 TO FORM S-3 REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

WIRE ONE TECHNOLOGIES, INC. (Exact Name of Registrant as Specified in its Charter)

Delaware	5065	77-0312442
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)
225 Long Avenue Hillside, New Jersey 07205 (973) 282-2000 (Address, including zip code, and telephone number, including area code of Registrant's principal executive offices)

Richard Reiss
Chief Executive Officer
Wire One Technologies, Inc.
225 Long Avenue
Hillside, New Jersey 07205
(973) 282-2000
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to: Michael J.W. Rennock, Esq. Morrison & Foerster LLP 1290 Avenue of the Americas New York, New York 10104 (212) 468-8000

Approximate Date of Commencement of Proposed Sale of the Securities to the Public: As soon as practicable after the effective date of this Registration Statement.
If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.

CALCULATION OF REGISTRATION FEE
Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share (4)	Proposed Maximum Aggregate Offering Price (4)	Amount of Registration Fee (5)
Common Stock, $0.0001 par value per share(1)	3,959,284	$ 1.75	$ 6,928,747	$ 638
Common Stock, $0.0001 par value per share(2)	130,000	$ 1.75	$ 227,500	$ 21
Common Stock, $0.0001 par value per share(3)	119,550	$ 1.75	$ 209,213	$ 20

(1)	Pursuant to the issuance under the Note and Warrant Purchase Agreement dated as of December 17, 2002 of subordinated convertible notes in the aggregate principal amount of $4,888,000 bearing interest at the rate of eight percent per annum and warrants to purchase an aggregate of 814,668 shares of common stock, includes 120% of: (i) the 2,036,667 shares of common stock issuable upon the conversion of such subordinated convertible notes at a conversion price of $2.40 per share, (ii) the 814,668 shares of common stock issuable upon exercise of such outstanding warrants, and (iii) the aggregate shares of common stock reserved for issuance as payment of interest on the subordinated convertible notes, which interest may be paid in cash or in common stock at the option of the Registrant. Pursuant to Rule 416 under the Securities Act of 1933, this registration statement shall be deemed to cover any additional securities issuable pursuant to the anti-dilution provisions of these notes from stock splits, stock dividends or similar transactions.
(2)	Represents shares of common stock issuable upon exercise of outstanding warrants with piggyback rights on this offering. Pursuant to Rule 416 under the Securities Act of 1933, this registration statement shall be deemed to cover any additional securities issuable pursuant to the anti-dilution provisions of these warrants from stock splits, stock dividends or similar transactions.
(3)	Represents (i) shares of common stock with piggyback rights on this offering and (ii) shares of common stock issuable upon exercise of outstanding warrants with piggyback rights on this offering. Pursuant to Rule 416 under the Securities Act of 1933, this registration statement shall be deemed to cover any additional securities issuable pursuant to the anti-dilution provisions of these warrants from stock splits, stock dividends or similar transactions.
(4)	Estimated solely for the purpose of computing the registration fee, based on the average of the high and low sales prices of the common stock as reported by the Nasdaq National Market on February 12, 2003 in accordance with Rule 457 under the Securities Act of 1933.
(5)	Previously paid.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

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The information contained in this prospectus is not complete and may be changed. We may not sell these securities until the Securities and Exchange Commission makes the registration statement that includes this prospectus effective.

PRELIMINARY PROSPECTUS — — SUBJECT TO COMPLETION, DATED MARCH 31, 2003

4,208,834 Shares

Common Stock

This prospectus relates to 4,208,834 shares of our common stock which may be sold from time to time by the selling stockholders listed beginning on page 6 including their transferees, pledgees or donees or their successors.

The shares are being registered to permit the selling stockholders to sell the shares from time to time in the public market. The stockholders may sell the common stock through ordinary brokerage transactions, directly to market makers of our shares or through any other means described in the section “Plan of Distribution” beginning on page 8.

Our common stock is quoted on the Nasdaq National Market under the symbol “WONE”. On March 25, 2003, the last reported sale price for the common stock on the Nasdaq National Market was $2.04 per share.

Investment in our common stock involves risks. See “Risk Factors” beginning on page 2 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                       , 2003.

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT. THIS DOCUMENT MAY BE USED ONLY WHERE IT IS LEGAL TO SELL THESE SECURITIES. THE INFORMATION IN THIS DOCUMENT MAY BE ACCURATE ONLY ON THE DATE OF THIS DOCUMENT.

FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated herein by reference include “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. All statements other than statements of historical fact are “forward-looking statements” for purposes of these provisions, including any projections of earnings, revenues or other financial items, any statements of the plans and objectives of management for future operations, any statements concerning proposed new products or services, any statements regarding future economic conditions or performance, and any statement of assumptions underlying any of the foregoing. In some cases, forward-looking statements can be identified by the use of terminology such as “may”, “will”, “expects”, “plans”, “anticipates”, “estimates”, “potential”, or “continue” or the negative thereof or other comparable terminology. Although we believe that the expectations reflected in the forward-looking statements contained in this prospectus and in the incorporated documents are reasonable, we cannot assure you that such expectations or any of the forward-looking statements will prove to be correct, and actual results could differ materially from those projected or assumed in the forward-looking statements. Our future financial condition and results of operations, as well as any forward-looking statements, are subject to inherent risks and uncertainties, including but not limited to the risk factors set forth herein and for the reasons described elsewhere in this prospectus. These factors, risks and uncertainties include market acceptance and availability of new products and services; the nonexclusive and terminable-at-will nature of our reseller agreements with manufacturers; rapid technological change affecting products and services; the impact of competitive products and services, as well as competition from other resellers and service providers; possible delays in the shipment of new products; and the availability of sufficient financial resources to enable us to expand our operations. All forward-looking statements and reasons why results may differ included in this prospectus are made as of the date hereof, and we assume no obligation to update any such forward-looking statement or reason why actual results might differ.

i

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ABOUT WIRE ONE

Wire One Technologies, Inc. a Delaware corporation, was formed in May 2000 by the merger of All Communications Corporation, a reseller and integrator of video, voice and network communications design and service solutions, into View Tech, Inc., a provider of video, voice and data communications equipment and services.

Wire One is a leading single source provider of video communications solutions that encompass the entire video communications value chain. We are a leading integrator for major video communications equipment manufacturers, including the number one market share leader, Polycom, Inc., as well as Tandberg, RADVision, Sony, Cisco Systems and others. We integrate equipment from these manufacturers into comprehensive video and network solutions and resell them to end users and resellers. Our current customer base includes over 3,000 companies with approximately 21,000 videoconferencing endpoints. We also operate our Glowpoint network service, which provides our customers with two-way video communications with high quality of service. With Glowpoint, which we believe to be the first subscriber network to provide such communications by utilizing an Internet network and broadband access dedicated solely to transporting video using the H.323 Internet Protocol standard, we offer our customers a single point of contact for all their video communications requirements.

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RISK FACTORS

You should carefully consider the risks described below in evaluating Wire One and our business. If any of the following risks actually occur, our business could be harmed. This could cause the price of our stock to decline. This offering memorandum contains, in addition to historical information, forward-looking statements, including statements about future plans, objectives, and intentions, that involve risks and uncertainties. Our actual results may differ materially from the results discussed in the forward-looking statements. Factors that might cause or contribute to these differences include those discussed below and elsewhere in this offering memorandum.

Risks Related to This Offering

We do not pay cash dividends.

We have never paid dividends on our common stock and do not currently intend to pay any dividends in the foreseeable future.

Sales of our common stock may cause our stock price to decline.

The sale of shares of our common stock by the selling security holders under the registration statement filed in connection with this Offering, or even the potential of such sale, may have an adverse effect on the price of our common stock. The sale of shares of our common stock in the future may also have an adverse effect on the price of our common stock. If our stockholders sell substantial amounts of our common stock, including shares issued upon the exercise of outstanding options and warrants, the market price of our common stock could fall. Such sales also might make it more difficult for us to sell equity or equity-related securities in the future at a time and price that we deem appropriate.

The exercise of outstanding options and or warrants could result in substantial numbers of additional shares being issued, which will dilute your potential ownership interest and may cause our stock price to decline.

As of December 31, 2002, there were outstanding warrants to acquire an aggregate of approximately 5,517,847 shares of common stock, and there were outstanding options to acquire an aggregate of approximately 7,009,421 shares of common stock. If exercised, these securities will dilute your percentage ownership of common stock. Certain of these securities, unlike the common stock, provide for anti-dilution protection upon the occurrence of stock splits, redemptions, mergers, reclassifications, reorganizations and other similar corporate transactions, and, in some cases, major corporate announcements. If one or more of these events occurs, the number of shares of common stock that may be acquired upon conversion or exercise would increase.

During the respective terms of the warrants and options granted or to be granted under our stock option plans or outside the plans, the holders thereof are given an opportunity to benefit from a rise in the market price of the common stock, with a resultant dilution of the interests of existing stockholders. The existence of these warrants and options could make it more difficult for us to obtain additional financing while such securities are outstanding. The holders may be expected to exercise their rights to acquire common stock and sell at a time when we would, in all likelihood, be able to obtain needed capital through a new offering of securities on terms more favorable than those provided by these warrants and options.

We may issue additional shares and dilute your potential ownership interest.

Some events over which you have no control could result in the issuance of additional shares of our common stock, which would dilute your ownership percentage in Wire One. We may issue additional shares of common stock or preferred stock:

•	to raise additional capital or finance acquisitions;

•	upon the exercise or conversion of outstanding options, warrants and shares of convertible preferred stock; and or

•	in lieu of cash payment of dividends or interest on our outstanding convertible subordinated notes.

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The market price of our stock may be adversely affected by market volatility.

The market price of our common stock is likely to be volatile and could fluctuate widely in response to many factors, including:

•	potential acquisitions or divestitures;

•	announcements of technological innovations by us or our competitors;

•	announcements of new products, services, customers or new contracts by us or our competitors;

•	developments with respect to patents or proprietary rights;

•	economic developments in the telecommunications or multimedia industries as a whole;

•	actual or anticipated variations in our operating results due to the level of development expenses and other factors;

•	changes in financial estimates by securities analysts and whether our earnings meet or exceed such estimates;

•	new accounting standards;

•	general economic, political and market conditions and other factors; and

•	the occurrence of any of the risks described in these “Risk Factors.”

In the past, following periods of volatility in the market price of the securities of companies in many industries, securities class action litigation has often been instituted against those companies. If we face such litigation in the future, it would result in substantial costs and a diversion of management attention and resources, which would negatively impact our business.

Wire One’s anti-takeover defense provisions may deter potential acquirors of Wire One and may depress its stock price.

Wire One’s certificate of incorporation and bylaws contain provisions that could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, control of Wire One. These provisions provide for a classified board of directors and allow Wire One to issue preferred stock with rights senior to those of its common stock and impose various procedural and other requirements that could make it more difficult for Wire One stockholders to effect corporate actions.

Risks Related to Our Business

Our history of substantial net losses may continue indefinitely and may make it difficult to fund our operations.

Wire One was formed by the merger of All Communications Corporation and View Tech, Inc. in May 2000. We reported a substantial loss from operations in 2000 and 2001, as well as in the initial three fiscal quarters of 2002. In the fourth quarter of 2002, we completed the process of quantifying the goodwill impairment loss and recorded a $40.0 million charge.

We cannot assure you that Wire One will achieve revenue growth or profitability or generate positive cash flow on a quarterly or annual basis in the future, or at all. If we do not become profitable in the future, the value of our common stock may fall and we could have difficulty obtaining funds to continue our operations.

The loss of our professionals would make it difficult to complete existing projects, which could adversely affect our businesses and results of operations.

Our business is labor intensive, and our success depends on identifying, hiring, training and retaining professionals. If a significant number of our current employees or any of our senior managers or key project managers leave, we may be unable to complete or retain existing projects. In particular, our success may be dependent on the experience and continued employment of Richard Reiss, our chairman of the board and chief executive officer, the loss of whose services could have a material adverse effect on our business. We have entered into an employment agreement with Mr. Reiss, which agreement expires on December 31, 2003.

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Our success is highly dependent on the evolution of our overall market.

The market for videoconferencing services is evolving rapidly. Although certain industry analysts project significant growth for this market, their projections may not be realized. Our Glowpoint network service utilizes IP (H.323) standards. As a result, our future growth, if any, will depend on the continued trend of businesses to migrate to the more advanced IP (H.323) based standards and away from the older, less reliable Integrated Services Digital Network (ISDN) technology. There can be no assurance that the market for our services will grow, that our services will be adopted, or that businesses will use IP (H.323) based videoconferencing equipment or our IP subscriber network. If we are unable to react quickly to changes in the market, if the market fails to develop, or develops more slowly than expected, or if our services do not achieve market acceptance, then we are unlikely to become or remain profitable.

We depend upon our network and facilities infrastructure.

Our success depends upon our ability to implement, expand and adapt our national network infrastructure and support services to accommodate an increasing amount of video traffic and evolving customer requirements at an acceptable cost. This has required and will continue to require that we enter into agreements with providers of infrastructure capacity, equipment, facilities and support services on an ongoing basis. We cannot assure you that any of these agreements can be obtained on satisfactory terms and conditions. We also anticipate that future expansions and adaptations of our network infrastructure facilities may be necessary in order to respond to growth in the number of customers served.

We depend upon suppliers and have limited sources of supply for certain products and services.

We rely on other companies to supply some key products and services that we resell and some components of our network infrastructure. Some of the products and services that we resell, and certain components that we require for our network, are available only from limited sources. We could be adversely affected if such sources were to become unavailable to us on commercially reasonable terms. We cannot assure you that, on an ongoing basis, we will be able to obtain third-party products and services cost-effectively and on the scale and within the timeframes we require, or at all. Failure to obtain or to continue to make use of such third-party products and services would have a material adverse effect on our business, financial condition and results of operations.

Our reseller contracts are typically nonexclusive and terminable at will and may not protect us from intellectual property infringement claims.

The nonexclusive and terminable at will nature of our reseller agreements with manufacturers would allow our key resellers to enter into similar agreements with our competitors or to terminate our agreements altogether without notice. While our typical reseller agreements contain provisions that indemnify Wire One in the event that the products we resell are found to violate the intellectual property rights of others, we cannot assure you that Wire One would not incur significant litigation and other costs in the event of an infringement claim.

Our network could fail, which could negatively impact our revenues.

Our success depends upon our ability to deliver reliable, high-speed access to our partners’ data centers and upon the ability and willingness of our telecommunications providers to deliver reliable, high-speed telecommunications service through their networks. Our network and facilities, and other networks and facilities providing services to us, are vulnerable to damage, unauthorized access, or cessation of operations from human error and tampering, breaches of security, fires, earthquakes, severe storms, power losses, telecommunications failures, software defects, intentional acts of vandalism including computer viruses, and similar events, particularly if the events occur within a high traffic location of the network or at one of our data centers. The occurrence of a natural disaster or other unanticipated problems at the network operations center, key sites at which we locate routers, switches and other computer equipment that make up the backbone of our network infrastructure, or at one or more of our partners’ data centers, could substantially and adversely impact our business. We cannot assure you that we will not experience failures or

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shutdowns relating to individual facilities or even catastrophic failure of the entire network. Any damage to or failure of our systems or service providers could result in reductions in, or terminations of, services supplied to our customers, which could have a material adverse effect on our business. In addition, we rely upon MCI/Worldcom for a portion of our Internet network, and, although we have backup network access with other providers, MCI/Worldcom’s recent financial difficulties could undermine its performance and have a material adverse effect on our network.

Our network depends upon telecommunications carriers who could become direct competitors and limit or deny us access to their network, which would have a material adverse effect on our business.

We rely upon the ability and willingness of certain telecommunications carriers and other corporations to provide us with reliable, high-speed telecommunications service through their networks, including MCI/WorldCom. While these organizations are presently focusing on the market for ISDN bridging, they may decide to enter the video communications market by providing video services over their Internet network, in which case they would directly compete with us. If this occurs, we cannot assure you that these telecommunications carriers and other corporations would continue to provide service to us through their networks at reasonable prices, if at all. Failure to continue to be able to use such services would have a material adverse effect on our business.

A decrease in the number and or size of our projects may cause our results to fall short of investors’ expectations and adversely affect the price of our common stock.

If the number or average size of our projects decreases in any quarter, then our revenues and operating results may also decrease. If our operating results (including the growth of our Glowpoint network) fall short of investors’ expectations, the trading price of our common stock could decrease materially, even if the quarterly results do not represent any longer-term problems.

We compete in a highly competitive market and many of our competitors have greater financial resources and established relationships with major corporate customers.

The video communications industry is highly competitive. We compete with other independent distributors of video communications equipment. In addition, a number of telecommunications carriers and other corporations including AT&T, MCI, Sprint and some of the regional Bell companies have entered into the video communications industry. Many of these organizations have substantially greater financial and other resources than Wire One, furnish many of the same products and services provided by Wire One, and have established relationships with major corporate customers that have policies of purchasing directly from them. We believe that as the demand for video communications systems continues to increase, additional competitors, many of which may have greater resources than Wire One, will continue to enter the video communications market.

USE OF PROCEEDS

The selling stockholders will receive all of the proceeds from the sale of the securities sold pursuant to this prospectus, although we may receive as much as approximately $2,916,671 upon exercise of the outstanding warrants, if the warrants are exercised in full and the purchase price is paid in cash. The proceeds from the exercise of warrants would be used for working capital purposes. See “Selling Stockholders” for a list of those persons and entities receiving proceeds from the sales of these shares.

SELLING STOCKHOLDERS

The following table sets forth (i) the names of the selling stockholders, (ii) the number of shares of common stock owned beneficially by each of them as of March 28, 2003, (iii) the number of shares which may be offered pursuant to this prospectus and (iv) the number of shares and percentage of class to be owned by each selling stockholder after this offering. The selling stockholders may sell all, some or none of their shares in this offering. See “Plan of Distribution.” Pursuant to various agreements with some of the selling stockholders, we have filed a registration statement, of which this prospectus forms a part, in order to permit those stockholders to sell to the public the shares of common stock that they acquired or may acquire in

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connection with our private placement of convertible subordinated notes and warrants to purchase common stock conducted in December 2002. Holders of certain other warrants may exercise their rights to exercise their warrants and sell to the public the common stock issuable upon such exercise under this registration statement. The following information is based upon information provided by the selling stockholders. Except as otherwise set forth in the footnotes to the table, none of the selling stockholders has held any position or office or has had any other material relationship with us or any of our affiliates within the past three years other than as a result of his or her ownership of shares of equity securities. Because the selling stockholders may offer all, some or none of their common stock, no definitive estimate as to the number of shares that will be held by the selling stockholders after this offering can be provided.

Except as set forth in the footnotes to the table, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws, where applicable. A person is considered the beneficial owner of any securities as of a given date that can be acquired within 60 days of such date through the exercise of any option, warrant or other right. Shares of common stock subject to options, warrants or other rights which are currently exercisable or exercisable within 60 days are considered outstanding for computing the ownership percentage of the person holding such options, warrants or other rights, but are not considered outstanding for computing the ownership percentage of any other person.

The “Common Shares Beneficially Owned after Offering” column assumes the sale of all shares offered. The “Percentage of Common Shares Beneficially Owned after Offering” column is based on 29,054,189 shares of common stock outstanding as of March 25, 2003.

Name of Selling Stockholder	Common Shares Beneficially Owned Prior to Offering	Common Shares Offered by this Prospectus	Common Shares Beneficially Owned After Offering	Percentage of Common Shares Beneficially Owned After Offering

DMG Legacy Fund LLC(1)	97,471	97,471	—	*
DMG Legacy Institutional Fund Ltd.(2)	906,471	906,471	—	*
DMG Legacy International Ltd.(3)	945,460	945,460	—	*
RBC Dominion(4)	1,350,001	1,350,001	—	*
JPMorgan Chase Bank(5)	100,000	100,000	—	*
Water Mill Partners, LLC(6)	30,000	30,000	—	*
H.C. Wainwright & Co., Inc.(7)	126,121	63,351	62,770	*
Jason Adelman(8)	306,453	49,832	256,621	*
Matthew Balk(9)	187,674	3,367	184,307	*
Eric Singer(10)	154,421	3,000	151,421	*

*	Less than 1%

(1)
Includes 60,166 shares of common stock which are issuable upon conversion of $144,400 principal amount of currently convertible subordinated notes at the initial conversion price of $2.40 per share, 24,067 shares of common stock which are issuable upon exercise of currently exercisable warrants and 13,23 shares of common stock which represent the aggregate shares of common stock reserved for issuance as payment of interest on the subordinated convertible notes, which interest may be paid in cash or in common stock at the option of the Registrant.

(2)
Includes 559,550 shares of common stock which are issuable upon conversion of $1,342,920 principal amount of currently convertible subordinated notes at the initial conversion price of $2.40 per share, 223,820 shares of common stock which are issuable upon exercise of currently exercisable warrants and 123,101 shares of common stock which represent the aggregate shares of common stock reserved for issuance as payment of interest on the subordinated convertible notes, which interest may be paid in cash or in common stock at the option of the Registrant.

(3)
Includes 583,617 shares of common stock which are issuable upon conversion of $1,400,680 principal amount of currently convertible subordinated notes at the initial conversion price of $2.40 per share, 233,447 shares of common stock which are issuable upon exercise of currently exercisable warrants and 128,396 shares of common stock which represent the aggregate shares of common stock reserved for issuance as payment of interest on the subordinated convertible notes, which interest may be paid in cash or in common stock at the option of the Registrant.

(4)
Includes 833,334 shares of common stock which are issuable upon conversion of $2,000,000 principal amount of currently convertible subordinated notes at the initial conversion price of $2.40 per share, 333,334 shares of common stock which are issuable upon exercise of currently exercisable warrants and 183,334 shares of common stock which represent the aggregate shares of common stock reserved for issuance as payment of interest on the subordinated convertible notes, which interest may be paid in cash or in common stock at the option of the Registrant. RBC Dominion purchased the notes and warrants in the ordinary course of business and at the time of such purchase had no agreements or understandings, directly or indirectly, with any person to distribute them.

(5)
Consists of 100,000 shares of common stock which are issuable upon exercise of currently exercisable warrants. JPMorgan Chase obtained the warrants in the ordinary course of its business and at the time the warrants were issued, JPMorgan Chase had no agreements or understandings, directly or indirectly, with any person to distribute them.

(6)	Consists of 30,000 shares of common stock which are issuable upon exercise of currently exercisable warrants.

(7)
Includes 63,395 shares of common stock which are issuable upon exercise of currently exercisable warrants. H.C. Wainwright obtained its common stock and warrants in the ordinary course of its business, and at the time the common stock and warrants were issued, H.C. Wainwright had no agreements or understandings, directly or indirectly, with any person to distribute them.

(8)
Includes 130,500 shares of common stock which are issuable upon exercise of currently exercisable warrants. Mr. Adelman’s shares also include 126,121 shares held by H.C. Wainwright & Co., Inc. Mr. Adelman is a managing director of H.C. Wainwright and disclaims beneficial ownership of Wire One shares held by H.C. Wainwright.

(9)
Includes 61,553 shares of common stock which are issuable upon exercise of currently exercisable warrants. Mr. Balk’s shares also include 126,121 shares held by H.C. Wainwright. Mr. Balk is a managing director of H.C. Wainwright and disclaims beneficial ownership of Wire One shares held by H.C. Wainwright.

(10)
Includes 25,300 shares of common stock which are issuable upon exercise of currently exercisable warrants. Mr. Singer’s shares also include 126,121 shares held by H.C. Wainwright. Mr. Singer is a managing director of H.C. Wainwright and disclaims beneficial ownership of Wire One shares held by H.C. Wainwright. Mr. Singer’s shares also include 1,110 shares issuable upon exercise of currently exercisable warrants held by Eric T. Singer as Custodian for Brett Singer UGMA NY; 1,110 shares issuable upon exercise of currently exercisable warrants held by Eric T. Singer as Custodian for Jamison Singer UGMA NY; 1,110 shares issuable upon exercise of currently exercisable warrants held by Guarantee and Trust for Benefit of Aet P. Singer; and 1,110 shares issuable upon exercise of currently exercisable warrants held by Guarantee and Trust for Benefit of Eric Singer.

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PLAN OF DISTRIBUTION

The selling stockholders, or pledgees, donees, transferees, or other successors in interest, may sell the common stock from time to time on the Nasdaq National Market, in the over-the-counter market, in privately negotiated transactions or otherwise, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at prices otherwise negotiated. The common stock may be sold by the selling stockholders by one or more of the following methods, without limitation:

(a)	block trades in which the broker or dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

(b)	purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this prospectus;

(c)	an exchange distribution in accordance with the rules of such exchange;

(d)	ordinary brokerage transactions and transactions in which the broker solicits purchases;

(e)	privately negotiated transactions;

(f)	short sales;

(g)	through the writing of options on the shares;

(h)	one or more underwritten offerings on a firm commitment or best efforts basis; and

(i)	any combination of such methods of sale.

The selling stockholders may also transfer shares by gift. We do not know of any arrangements by the selling stockholders for the sale of any of the common stock.

In effecting sales, brokers and dealers engaged by the selling stockholders may arrange for other brokers or dealers to participate. Broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share. To the extent such broker-dealer is unable to do so acting as agent for a selling stockholder, it may purchase as principal any unsold shares at the stipulated price. Broker-dealers who acquire shares as principals may thereafter resell such shares from time to time in transactions on the Nasdaq National Market at prices and on terms then prevailing at the time of sale, at prices related to the then-current market price or in negotiated transactions. Broker-dealers may use block transactions and sales to and through broker-dealers, including transactions of the nature described above. The selling stockholders may also sell the shares in accordance with Rule 144 under the Securities Act of 1933, rather than pursuant to this prospectus, regardless of whether such shares are covered by this prospectus.

From time to time, one or more of the selling stockholders may pledge, hypothecate or grant a security interest in some or all of the shares owned by them. The pledgees, secured parties or persons to whom such securities have been hypothecated will, upon foreclosure in the event of default, be deemed to be selling stockholders. In addition, a selling stockholder may, from time to time, sell short our common stock, and, in such instances, this prospectus may be delivered in connection with such short sales and the shares offered under this prospectus may be used to cover short sales.

To the extent required under the Securities Act of 1933, the aggregate amount of selling stockholders’ shares of common stock being offered and the terms of the offering, the names of any such agents, brokers, dealers or underwriters and any applicable commission with respect to a particular offer will be set forth in an accompanying prospectus supplement. Any underwriters, dealers, brokers or agents participating in the distribution of the common stock may receive compensation in the form of underwriting discounts, concessions, commissions or fees from a selling stockholder and/or purchasers of selling stockholders’ shares of common stock, for whom they may act (which compensation as to a particular broker-dealer might be in excess of customary commissions).

The selling stockholders and any broker-dealers that participate in the distribution of the common stock may be deemed to be “underwriters” within the meaning of the Securities Act of 1933, and any commissions

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received by them and any profit on the resale of the common stock sold by them may be deemed to be underwriting discounts and commissions.

A selling stockholder may enter into hedging transactions with broker-dealers and the broker-dealers may engage in short sales of the common stock in the course of hedging the positions they assume with such selling stockholder, including, without limitation, in connection with distributions of the common stock by such broker-dealers. A selling stockholder may enter into option or other transactions with broker-dealers that involve the delivery of the shares offered hereby to the broker-dealers, who may then resell or otherwise transfer such shares. A selling stockholder may also loan or pledge the shares offered hereby to a broker-dealer and the broker-dealer may sell the shares offered hereby so loaned or upon a default may sell or otherwise transfer the pledged shares offered hereby.

The selling stockholders and other persons participating in the sale or distribution of the shares will be subject to the applicable provisions of the Securities Exchange Act of 1934, including Regulation M. With certain exceptions, Regulation M precludes any selling stockholder, any affiliated purchasers, and any broker-dealer or other person who participates in such distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase any security which is the subject of the distribution until the entire distribution is complete. Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security. All of the foregoing may affect the marketability of our common stock.

We have agreed to indemnify certain of the selling stockholders against certain liabilities, including liabilities under the Securities Act of 1933. The selling stockholders have agreed to indemnify us in certain circumstances against certain liabilities, including liabilities under the Securities Act of 1933.

We will pay all expenses in connection with this offering (including the legal fees and expenses of certain of the selling stockholders), but excluding discounts, commissions, fees of underwriters, selling brokers, dealer managers or similar securities industry professionals.

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DESCRIPTION OF COMMON STOCK

We are authorized to issue 100,000,000 shares of common stock, par value $.0001 per share. At the close of business on February 10, 2003 there were 29,044,064 shares of our common stock outstanding. Each holder of common stock is entitled to one vote for each share owned on all matters voted upon by stockholders, including the election of directors. Subject to the rights of any then outstanding shares of preferred stock, holders of common stock are entitled to dividends that the board of directors may declare. The decision to declare dividends is made by the board of directors in its sole discretion, but the board of directors may declare dividends only if there are funds legally available to pay for the dividends. Holders of common stock are entitled to share ratably in our net assets upon liquidation after payment or provision for all liabilities and any preferential liquidation rights of any preferred stock then outstanding. Holders of common stock have no preemptive rights to purchase shares of our stock. Shares of common stock are not subject to any redemption provisions and are not convertible into any other securities of Wire One.

EXPERTS

The audited consolidated financial statements of Wire One incorporated by reference in this prospectus to Wire One’s annual report on Form 10-K for the year ended December 31, 2002 have been audited by BDO Seidman, LLP, independent certified public accountants, to the extent and for the periods set forth in their report incorporated herein by reference, and are incorporated herein in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

LEGAL MATTERS

Legal matters with respect to the validity of the securities offered hereby are being passed upon by Morrison & Foerster LLP, New York, New York.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the Securities and Exchange Commission a registration statement on Form S-3 under the Securities Act with respect to the common stock offered by this prospectus. This prospectus, which is a part of the registration statement, does not contain all of the information set forth in the registration statement. For further information about us and the common stock offered by this prospectus, we refer you to the registration statement and the exhibits and schedules filed as a part of the registration statement. Statements contained in this prospectus as to the contents of any contract or other document filed as an exhibit to the registration statement are not necessarily complete. If a contract or document has been filed as an exhibit to the registration statement, we refer you to the copy of the contract or document that has been filed. The registration statement, including exhibits, may be inspected without charge at the principal office of the Securities and Exchange Commission in Washington, D.C. and copies of all or any part of which may be inspected and copied at the public reference facilities maintained by the Securities and Exchange Commission at 450 Fifth Street, N.W., Judiciary Plaza, Room 1024, Washington, D.C. 20549 and at the Commission’s regional office located at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can also be obtained as prescribed rates by mail from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling the Commission at 1-800-SEC-0330. In addition, the Commission maintains a website at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission.

We are subject to the information and reporting requirements of the Securities Exchange Act of 1934, as amended, and, in accordance therewith we are required to file annual and quarterly reports, proxy statements and other information with the Commission. These reports, proxy statements and other information are available for inspection and copying at the Commission’s public reference rooms and the Commission’s website referred to above.

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INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The Commission requires us to “incorporate” into this prospectus information that we file with the Commission in other documents. This means that we can disclose important information to you by referring to other documents that contain that information. The information incorporated by reference is considered to be part of this prospectus. Information contained in this prospectus and information that we file with the Commission in the future and incorporate by reference in this prospectus automatically updates and supersedes previously filed information. We incorporate by reference our documents listed below and any future filings we make with the Commission under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended, prior to the sale of all shares covered by this prospectus:

1.	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2002;

2.	Our Definitive Proxy Statement for the 2003 Annual Meeting of Stockholders; and

3.
The description of our common stock contained in our registration statement on Form 8-A, filed with the Commission on May 14, 1998, including any amendment or report filed for the purpose of updating such description.

You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

Wire One Technologies Inc.
225 Long Avenue
Hillside, New Jersey 07205
Attention: Investor Relations
Telephone: (973) 282-2000

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4,208,834 Shares
of
Common Stock

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PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution

The following table sets forth the various expenses, all of which will be borne by the Registrant, in connection with the sale and distribution of the securities being registered (except any underwriting discounts and commissions and expenses incurred by the selling stockholders for brokerage, accounting, tax or legal services or any other expenses incurred by the selling stockholders in disposing of the shares). All amounts shown are estimates except for the Securities and Exchange Commission registration fee.

SEC registration fee	$679
Accounting fees and expenses	$5,000
Legal fees and expenses	$42,500
Printing costs	$7,500
Miscellaneous	$4,321

Total	$60,000

Item 15.	Indemnification of Directors and Officers

Reference is made to Section 102(b)(7) of the Delaware General Corporation Law (the “DGCL”), which permits a corporation in its certificate of incorporation or an amendment thereto to eliminate or limit the personal liability of a director for violations of the director’s fiduciary duty, except (1) for any breach of the director’s fiduciary duty of loyalty to the corporation or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) pursuant to Section 174 of the DGCL (providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions), or (4) for any transaction from which the director derived an improper personal benefit. Our Certificate of Incorporation contains provisions permitted by Section 102(b)(7) of the DGCL. Reference is made to Section 145 of the DGCL which provides that a corporation may indemnify any persons, including directors and officers, who are, or are threatened to be made, parties to any threatened, pending or completed legal action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorney’s fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such director, officer, employee or agent acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal actions or proceedings, had no reasonable cause to believe that his conduct was unlawful. A Delaware corporation may indemnify directors and/or officers in an action or suit by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the director or officer is adjudged to be liable to the corporation. Where a director or officer is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him or her against the expenses which such director or officer actually and reasonably incurred.

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Item 16.	Exhibits

Exhibit Number	Description
4.1	Specimen Common Stock Certificate.(2)
4.2	Form of Subordinated Convertible Promissory Note, dated December 17, 2002 (3)
4.3	Form of Warrant to Purchase Common Stock, dated December 17, 2002 (3)
5.1	Opinion of Morrison & Foerster LLP as to the legality of the common stock. (6)
10.1	Form of Note and Warrant Purchase Agreement, dated December 17, 2002 (3)
10.2	Form of Registration Rights Agreement, dated as of December 17, 2002 between Wire One Technologies, Inc. and the investors listed on the signature pages thereto. (3)
10.3	Amendment to Employment Agreement with Richard Reiss, dated as of January 1, 2003. (5)
10.4	Amendment to Employment Agreement with Leo Flotron, dated as of January 1, 2003. (5)
10.5	Amendment to Employment Agreement with Christopher Zigmont, dated as of January 1, 2003.(5)
10.6	Amendment to Employment Agreement with Michael Brandofino, dated as of January 1, 2003.(5)
10.7	Consulting Agreement with Jonathan Birkhahn, dated January 21, 2003. (5)
10.8	Consulting Agreement with Kelly Harman, dated January 21, 2003. (5)
10.9	Third Amendment to Lease Agreement, dated as of June 1, 2000, between All Communications Corporation and Vitamin Realty Associates, L.L.C. (4)
10.10	Fifth Amendment to Lease Agreement, dated as May 1, 2001, between Wire One Technologies, Inc. and Vitamin Realty Associates, L.L.C. (4)
10.11	Sixth Amendment to Lease Agreement, dated as of May 1, 2002, between Wire One Technologies, Inc. and Vitamin Realty Associates, L.L.C. (4)
10.12	Amendment No. 4 to the Credit Agreement with JPMorgan Chase Bank. (4)
10.13	Asset Purchase Agreement dated March 7, 2003, between Wire One Technologies, Inc. and Signal Perfection Limited. (4)
23.1	Consent of BDO Seidman, LLP.(6)
23.2	Consent of Morrison & Foerster LLP. (included in their opinion filed as Exhibit 5.1)
24.1	Power of Attorney (included in the signature page contained in Part II of the Registration Statement). (5)

(1)	Filed as an appendix to View Tech Inc.’s Registration Statement on Form S-4 (File No. 333-95145) and incorporated herein by reference.

(2)	Filed as an exhibit to Wire One Technologies, Inc.’s Registration Statement on Form S-1 (Registration No. 333-42518), and incorporated herein by reference.

(3)	Filed as an exhibit to the Company’s Current Report on Form 8-K filed with the Commission on December 23, 2002, and incorporated herein by reference.

(4)	Filed as an exhibit to Wire One Technologies, Inc.’s Annual Report on Form 10-K for the fiscal year ended December 31, 2002, and incorporated herein by reference.

(5)	Previously filed.

(6)	Filed herewith.

Item 17.	Undertakings

The undersigned Registrant hereby undertakes the following:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)  To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of

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prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)  To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registration pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)  That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)  That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, Wire One has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, Wire One will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned Registrant hereby undertakes that, for the purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Hillside, State of New Jersey, on March 31, 2003.

WIRE ONE TECHNOLOGIES, INC.

By:	/s/ RICHARD REISS

Richard Reiss Chairman and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities indicated on March 31, 2003.

Signature	Title

/s/ RICHARD REISS Richard Reiss	Chairman and Chief Executive Officer (Principal Executive Officer)

/s/ CHRISTOPHER ZIGMONT* Christopher Zigmont	Chief Financial Officer (Principal Financial and Accounting Officer)

/s/ LEO FLOTRON* Leo Flotron	President and Chief Operating Officer and Director

/s/ JONATHAN BIRKHAHN* Jonathan Birkhahn	Director

/s/ MICHAEL STERNBERG* Michael Sternberg	Director

/s/ JAMES KUSTER* James Kuster	Director

/s/ DEAN HILTZIK* Dean Hiltzik	Director

/s/ PETER N. MALUSO* Peter N. Maluso	Director

/s/ MICHAEL TOPOREK Michael Toporek	Director

/s/ LEWIS JAFFE* Lewis Jaffe	Director

*By:	/s/ RICHARD REISS
Richard Reiss attorney-in-fact